Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 24, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel P. Adams (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, on December 3, 2007, Parent, Merger Sub, the Company and, for the limited purposes provided in Article X thereof, the Stockholder Representative entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as provided herein;

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective Boards of Directors and subject to any approval of stockholders required by applicable law;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and authorized the execution and delivery of this Amendment and the performance of the transactions contemplated hereby; and

WHEREAS, the stockholders of the Company have approved the Merger Agreement and this Amendment, and the Merger Agreement, as amended by this Amendment, will be submitted to the stockholders of Parent for their approval;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

AMENDMENTS TO MERGER AGREEMENT

1.1. Section 11.12; Definition of Parent Common Stock Price. Section 11.12 of the Merger Agreement is hereby amended by deleting the definition of “Parent Common Stock Price” contained therein in its entirety and inserting the following in lieu thereof:

“‘Parent Common Stock Price” shall mean $7.90.”

SECTION 2.

MISCELLANEOUS

2.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

2.2. Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel Liffmann
Name:	Joel Liffmann
Title:	President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel Liffmann
Name:	Joel Liffmann
Title:	President and Chief Executive Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean McDonald
Name:	Sean McDonald
Title:	President/CEO

/s/ Joel P. Adams
Name: Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders